                          EXECUTIVE COMPENSATION PLANS
                               DISCUSSION POINTS

We are calling in regard to the several compensation proposals contained in our Proxy Statement for the upcoming Annual Meeting of Shareholders.

The proposed executive compensation plans provide for stock options and performance grants tied directly to specific criteria. With assistance from compensation experts, we have developed these plans so as to tie management's compensation to the company's performance and to align management's interests with those of our shareholders.

Generally, these plans have received favorable comment from analysts and institutional investors. Nevertheless, there are a number of outside services which review and evaluate such plans and one in particular concerns us, and that is the review and recommendation by Institutional Shareholder Services
(ISS) concerning certain portions of the plan.

ISS takes issue with the stock incentive plan, stating that its cost exceeds their calculation of an allowable cap. They make no comment as to the role of the plan as an incentive to management to direct the company's actions so as to achieve shareholder value. Following are our comments:

 1. The ISS review is based on comparing future rewards with past performance. Our past results include the impact of the petroleum and industrial equipment segment, which was split-off in June 1995. This plan ties future awards to future performance.

 2. These are "shareholder value" plans -- performance awards are tied to earnings per share growth and stock option grants have little value without significant stock price appreciation.

         o For performance awards, there is no award below an earnings per share compound annual growth of 6%. At 6%, the award is very modest. A competitive award will be achieved only at the 12% compound growth rate level. This is a level consistent with Cooper's long term earnings growth objectives and one which, if achieved, we believe will be reflected in our stock price performance.

 3. This plan applies to a broad group of corporate executives -- performance awards apply to a group of about 25 persons, stock options apply to approximately 650 individuals, including officers and key employees of the Company. We are all focused on the same objective, doing what we can to achieve results that impact shareholder value.

 4.      Dilution from this plan is under 10%.